Free Writing Prospectus

(Relating to the Preliminary Prospectus filed December 9, 2011)

Filed pursuant to Rule 433

Registration Statement No. 333-178278

Luxfer Postpones IPO

NEW YORK, N.Y. (December 14, 2011)—Luxfer Holdings PLC, a U.K.-based global materials technology company specializing in the design, manufacture and supply of high-performance materials, components and gas cylinders, announced today that it has postponed its initial public offering. The company had been scheduled to begin trading on the New York Stock Exchange on December 14 under the symbol LXFR.

“Although we had interest from a number of high-quality investors, we encountered volatile market conditions,” said Luxfer Chief Executive Brian Purves. “We will consider recommencing the IPO when market conditions are more stable.”

Jefferies and Credit Suisse are acting as joint book-running managers for the offering. KeyBanc Capital Markets and Dahlman Rose & Company are acting as co-managers.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request any of these documents by calling Jefferies toll-free at 1-877-547-6340 or Credit Suisse toll-free at 1-800-221-1037.

A copy of the preliminary prospectus contained in the registration statement may be obtained in the following link: http://www.sec.gov/Archives/edgar/data/1096056/000104746911010023/a2206600zf-1a.htm

About Luxfer

Luxfer is a global materials technology company specializing in the design, manufacture and supply of high-performance materials, components and gas cylinders to customers in a broad range of growing end-markets. Luxfer’s key end-markets are environmental technologies, healthcare, protection and specialty technologies. Luxfer’s customers include both end-users of its products and manufacturers that incorporate Luxfer’s products into their finished goods.

Luxfer’s products include specialty chemicals used in the catalysts of automobile engines to remove noxious gases; corrosion, flame and heat-resistant magnesium alloys used in safety-critical, aerospace, automotive and defense applications; photo-sensitive plates used for embossing and gold-foiling in the luxury packaging and greetings card industries; high-pressure aluminum and composite gas cylinders used by patients for mobile oxygen therapy, by firefighters in breathing apparatus equipment and by manufacturers of vehicles that run on compressed natural gas; and metal panels that can be “superformed” into complicated shapes for a wide variety of industries, including aerospace, high-end automotive and rail transportation.